EXHIBIT 99.1

TOR Minerals Announces Second Quarter 2008 Financial Results

CORPUS CHRISTI, Texas, August 7, 2008-- TOR Minerals International (Nasdaq:TORM), producer of synthetic titanium dioxide, color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the second quarter ended June 30, 2008. The company reported a net loss available to common shareholders of ($353,000), or ($0.04) per diluted share, on net sales of $6,916,000 for the quarter ended June 30, 2008. This compares with net income available to common shareholders of $67,000, or $0.01 per share, on net sales of $7,281,000 for the quarter ended June 30, 2007.

Net sales for the six months ended June 30, 2008, was $13,662,000 compared to $14,434,000 during the six-month period ended June 30, 2007. The net loss available to common shareholders was ($957,000), or ($0.12) per diluted share, for the six months ended June 30, 2008 compared to net income of $91,000, or $0.01 per share, for the same period a year ago.

Net sales decreased five percent during the second quarter due to decreases in both HITOX® and specialty alumina sales. Specialty alumina sales were 10.1 percent less than second quarter 2007, which reflected a change in the order pattern of a significant U.S. customer.  Sales of specialty alumina products in Europe, which accounted for 82 percent of total alumina sales, increased 41 percent year over year in the second quarter of 2008 and kept pace with the growth experienced in the last several quarters. Second quarter 2008 sales of HITOX declined by 5 percent versus the same period a year ago, as weakness in the North American market was only partially offset by growth in Asia.

As previously announced, the company instituted several production and logistics changes, including the completion of its newest powder treatment center in Malaysia.  "By upgrading the production technologies at our Malaysian plant and making production and logistics changes, we have been able to offset about half of the significant cost increases we've experienced during the first six months of 2008," said Dr. Olaf Karasch, CEO of TOR Minerals.   "We expect the benefits of these changes to be fully realized during the remainder of the year.  Combined with the price increases we've recently implemented, we expect to offset most of the increase in costs."

The company announced that it has received its first full production order for its new TIOPREM® colored pigment products.  A full production order is a substantive order received from a customer after a limited trial production period.  "There are now close to 100 customers testing TIOPREM, several of which have made successful trial production runs.  As more customers complete their testing, we expect TIOPREM to become a major contributor to revenue growth," commented Dr. Karasch.

The company said that as of June 30, 2008, it is in technical violation of certain coverage ratios in its long-term credit facility.   The company is currently negotiating with the lending bank to resolve this issue.  As a result, the company's long-term debt has been reclassified to short-term debt.  The company is diligently working to bring its ratios back into compliance.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on August 7, 2008 to discuss second quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-9210.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

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This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg Beacon Street Group, LLC
(817) 310-0051

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TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
NET SALES	$6,916	$7,281	$13,662	$14,434
Cost of sales	5,912	5,906	11,998	11,657
GROSS MARGIN	1,004	1,375	1,664	2,777
Technical services and research and development	61	56	127	118
Selling, general and administrative expenses	1,154	1,078	2,229	2,221
Gain on disposal of assets	-	-	(2)	-
OPERATING INCOME (LOSS)	(211)	241	(690)	438
OTHER INCOME (EXPENSE):
Interest income	-	2	1	3
Interest expense	(131)	(180)	(275)	(339)
Gain on foreign currency exchange rate	(2)	46	(1)	51
Other, net	9	-	10	-
INCOME (LOSS) BEFORE INCOME TAX	(335)	109	(955)	153
Income tax expense (benefit)	3	27	(28)	32
NET INCOME (LOSS)	$(338)	$82	$(927)	$121
Less: Preferred Stock Dividends	15	15	30	30
Income (Loss) Available to Common Shareholders	$(353)	$67	$(957)	$91

Income (loss) per common share:
Basic	$(0.04)	$0.01	$(0.12)	$0.01
Diluted	$(0.04)	$0.01	$(0.12)	$0.01
Weighted average common shares outstanding:
Basic	7,878	7,839	7,875	7,839
Diluted	7,878	7,937	7,875	7,926
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TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands, except per share amounts)
	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$209	$376
Trade accounts receivable, net	5,325	3,791
Inventories, net	10,050	11,392
Other current assets	922	578
TOTAL CURRENT ASSETS	16,506	16,137
PROPERTY, PLANT AND EQUIPMENT, net	21,868	20,421
GOODWILL	2,299	2,131
OTHER ASSETS	43	47
TOTAL ASSETS	$40,716	$38,736

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,465	$1,992
Accrued expenses	1,927	1,266
Notes payable under lines of credit	1,430	1,276
Export credit refinancing facility	366	-
Current deferred tax liability	16	16
Current maturities - Capital leases	93	80
Current maturities of long-term debt - Financial Institutions	5,016	4,207
Current maturities of long-term debt - Related Parties	-	-
TOTAL CURRENT LIABILITIES	11,313	8,837
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	204	213
Long-term debt - Financial Institutions	2,254	2,678
Deferred Tax Liability	589	603
TOTAL LIABILITIES	14,360	12,331
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding at 3/31/08 and 12/31/07	2	2
Common stock $.25 par value: authorized, 20,000 shares; 7,878 and 7,869 shares issued and outstanding at 6/30/08 and at 12/31/07, respectively	1,969	1,967
Additional paid-in capital	22,974	22,874
Accumulated deficit	(3,546)	(2,589)
Accumulated other comprehensive income:
Unrealized gain on derivatives	-	(1)
Cumulative translation adjustment	4,957	4,152
Total shareholders' equity	26,356	26,405
	$40,716	$38,736
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TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
	Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(927)	$121
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	987	807
Non-cash compensation - Stock Options	90	114
Gain on sale/disposal of property, plant and equipment	(2)	-
Deferred income taxes	(31)	30
Provision for bad debt	1	-
Changes in working capital:
Receivables	(1,415)	(1,112)
Inventories	1,523	198
Other current assets	(332)	(279)
Accounts payable and accrued expenses	1,041	(591)
Net cash provided by (used in) operating activities	935	(712)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,699)	(397)
Proceeds from sales of property, plant and equipment	3	-
Net cash used in investing activities	(1,696)	(397)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds / (payments) from lines of credit	(72)	1,002
Net proceeds from export credit refinancing facility	365	-
Net proceeds / (payments) on capital lease	(17)	(33)
Proceeds from long-term bank debt	1,973	500
Payments on long-term bank debt	(1,628)	(233)
Payments on related party long-term debt	-	(400)
Proceeds from the issuance of common stock through exercise of common stock options	12	1
Preferred stock dividends paid	(30)	(30)
Net cash provided by financing activities	603	807
Effect of exchange rate fluctuations on cash and cash equivalents	(9)	(81)
Net decrease in cash and cash equivalents	(167)	(383)
Cash and cash equivalents at beginning of period	376	896
Cash and cash equivalents at end of period	$209	$513

Supplemental cash flow disclosures:
Interest paid	$275	$339
Taxes paid	$5	$18
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